OFFER TO PURCHASE FOR
           FIFTY ONE PERCENT OF ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                   RIDE, INC.
                                       AT
                               $1.25 NET PER SHARE
                                       BY
                             MINOTAUR CAPITAL, INC.


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON FRIDAY, APRIL 30, 1999 UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE (THE "COMPANY COMMON STOCK" OR THE "SHARES")OF RIDE, INC. (THE "COMPANY"), WHICH, TOGETHER WITH THE SHARES OWNED BY MINOTAUR CAPITAL, INC. ("PURCHASER"), WOULD REPRESENT FIFTY ONE PERCENT OF THE OUTSTANDING SHARES ON THE DATE OF PURCHASE, (2) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, AFTER CONSUMMATION OF THE OFFER, THE PROVISIONS OF ANY APPLICABLE CORPORATION LAW WOULD NOT PROHIBIT FOR ANY PERIOD OF TIME, OR IMPOSE ANY VOTING REQUIREMENT IN EXCESS OF MAJORITY STOCKHOLDER APPROVAL WITH RESPECT TO THE PURCHASE OF THE SHARES (3) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER ANY FEDERAL OR STATE LAWS. THIS OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 14. CERTAIN CONDITIONS OF THE OFFER."

            THE OFFER IS CONDITIONED ON PURCHASER OBTAINING FINANCING

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares and, any other required documents, to the Depository (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in "Section 3. Procedure for Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedure for Tendering Shares."

    Questions or requests for assistance may be directed to the Purchaser at at the respective address and telephone number set forth in this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from brokers, dealers, commercial banks or trust companies.

                             TABLE OF CONTENTS

INTRODUCTION..............................................................................   1

THE TENDER OFFER..........................................................................   4
       1.  Terms of the Offer.............................................................   4
       2.  Acceptance for Payment and Payment for Shares .................................   6
       3.  Procedure for Tendering Shares.................................................   7
       4.  Withdrawal Rights..............................................................   10
       5.  Certain United States Federal Income Tax Consequences..........................   11
       6.  Price Range of Shares..........................................................   12
       7.  Certain Information Concerning the Company.....................................   12
       8.  Certain Information Concerning Parent and Purchaser............................   14
       9.  Source and Amount of Funds.....................................................   15
      10.  Background of the Offer........................................................   15
      11.  Purpose of the Offer; Plans for the Company....................................   16
      12.  Dividends and Distributions....................................................   16
      13.  Effect of the Offer on the Market for the Shares...............................   17
      14.  Certain Conditions of the Offer................................................   18
      15.  Certain Regulatory and Legal Matters...........................................   22
      16.  Fees and Expenses..............................................................   23
      17.  Legal Proceedings..............................................................   23
      18.  Miscellaneous..................................................................   24

SCHEDULE I--Directors and Executive Officers of Purchaser.................................   I-1
SCHEDULE II--Transactions in Shares.......................................................   II-1

To the Holders of Common Stock of RIDE, INC.:



                                  INTRODUCTION

    MINOTAUR CAPITAL, INC. a Florida corporation ("Purchaser"),hereby offers to purchase fifty one percent of the outstanding shares of common stock, no par value (the "Company Common Stock" or the "Shares"), of RIDE, INC.,a Washington corporation (the "Company")for a price of $1.25 per Share, net to the seller in cash via a balloon payment secured by a promissory note due and payable within one year of the Expiration Date , without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of any dealer manager for the Offer, BT Alex Brown (the "Depository") and any information agent retained by Purchaser in connection with the Offer. See "Section 16. Fees and Expenses."

                                    PURPOSE

    The purpose of the Offer (as defined below) is to acquire control of and influence decisions of the Company. It is believed that the Company has favorable prospects for future success and the Purchaser desires to obtain control of the Company in order to influence future business decisions of the Company to assist in the growth of the Company. See "Section 11. Purpose of the Offer; Plans for the Company."

    PURCHASER BELIEVES THAT BY TENDERING SHARES IN THE OFFER, THE COMPANY'S STOCKHOLDERS EFFECTIVELY WILL EXPRESS TO THE COMPANY BOARD THAT THEY WISH TO BE ABLE TO ACCEPT THE OFFER.

    Purchaser stands ready to negotiate with the Company with respect to Purchaser's offer to acquire control of the Company (the "Proposed Acquisition"). See "Section 10. Background of the Offer." Accordingly, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price) at any time, including upon Purchaser entering into an agreement with the Company

AGENT AND PROXY SOLICITATION

    On April 6, 1999, Purchaser offered to acquire fifty one percent of all of the outstanding Shares for $1.25 in cash per Share payable as a balloon payment to a promissory note due one year from the Expiration Date. If the Company is unwilling to accept the offer or enter good faith negotiations with the Purchaser then the Purchaser may pursue the filing of preliminary agent designation materials with the Securities and Exchange Commission (the "Commission"), which, in definitive form, would be mailed to stockholders of the Company upon the completion of review by the staff of the Commission and receipt from the Company of a current stockholder list. The solicitation would be anticipated to (the "Solicitation") request agent designations ("Agent Designations") to provide for the call of a special meeting of the Company's stockholders (the "Special Meeting"), in order to, among other things, make changes to the Board of Directors of the Company (the "Company Board"), and/or the By Laws or Articles of Incorporation of the Company. To date, no such action has been taken. Any Solicitation will be made pursuant to separate agent designation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the applicable rules and regulations thereunder.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT, AUTHORIZATION OR AGENT DESIGNATION FOR OR WITH RESPECT TO ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. THE SOLICITATION OF AGENT DESIGNATIONS TO CALL THE SPECIAL MEETING AND OF PROXIES TO REMOVE THE COMPANY BOARD, REDUCE THE AUTHORIZED NUMBER OF DIRECTORS, ELECT THE NOMINEES OR TAKE OTHER ACTION AT A SPECIAL MEETING WILL BE MADE ONLY PURSUANT TO SEPARATE SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

 Consummation of the Offer is subject to the fulfillment of a number of conditions, including, without limitation, the following:

                               CERTAIN CONDITIONS

    THE MINIMUM CONDITION. Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares owned by Purchaser, would represent fifty one percent of the outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Number of Shares") (the "Minimum Condition"). Purchaser reserves the right (subject to the applicable rules and regulations of the Commission), which it currently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Shares. See "Section 1. Terms of the Offer" and "Section 14. Certain Conditions of the Offer."

    According to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998 (the "Company Form 10-Q"), as of February 8, 1999,there were 14,234,821 shares of Company Common Stock issued and outstanding. Based on the foregoing and assuming that (i) no shares of Company Common Stock have been issued or acquired by the Company after February 8, 1999 there would be 14,234,821 shares of the Company immediately following the consummation of the Offer and the Minimum Number of Shares would be 7,259,758 Shares. Purchaser currently owns 75,000 Shares which Purchaser recently acquired in open market transactions as of April 1, 1999. See "Schedule II. Schedule of Transactions in Shares." Therefore, 7,184,758 Shares need to be tendered and not withdrawn prior to the expiration of the Offer to satisfy the Minimum Condition. This calculation may vary after April 1, 1999 as Purchaser intends to make further purchases in open market transactions.

    THE PREFERRED STOCK CONDITION. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that any Preferred Stock that Company may have issued in the past can be properly canceled so that the Purchaser will be able to maintain voting control of the Company. The Company had previously authorized and issued Series A and Series B Preferred Stock which could effect the voting control of the Purchaser in the event the Preferred Stock is not canceled or restricted with some form of lock up agreement.

    THE CORPORATE LAW CONDITION. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that, after consummation of the Offer, the provision of any state or federal law would not prohibit for any period of time, or impose any voting requirement in excess of majority stockholder approval with respect to, the Purchaser or any affiliate of Purchaser obtaining voting control of the Company.

    THE FINANCING CONDITION. Consummation of the Offer is conditioned upon the Purchaser obtaining financing to complete the purchase of the Shares. The present Offer contemplates the Purchaser paying the sum of $1.25 per share on the one year anniversary of the Expiration Date of the Offer by the Purchaser issuing a balloon note made payable by the Purchaser to any tendering shareholders whose shares have been accepted for Purchase. The Purchaser believes that it will be able to obtain financing for this transaction, however, there is no guarantee that said financing will be obtained.

    PURCHASER EXPRESSLY RESERVES THE RIGHT TO WAIVE ANY ONE OR MORE OF THE CONDITIONS TO THE OFFER.

    THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 14. CERTAIN CONDITIONS OF THE OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment up to fifty one percent of all Shares of Common Stock of the Company which are validly tendered prior to the Expiration Date, and not theretofore withdrawn in accordance with "Section 4. Withdrawal Rights" of this Offer to Purchase, as soon as legally permitted and practicable after the commencement of the Offer. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, April 30, 1999, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by Purchaser, shall expire. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. The payment shall be made by Purchaser providing a promissory note for the validly tendered shares with said note providing for the payment of $1.25 for each share of stock validly tendered with the cash payment being made within one year of the Expiration Date.

   The Offer is conditioned upon, among other things, satisfaction of the Federal and State securities laws and Purchaser receiving at least fifty one percent of all common stock of the Company and the Purchaser having voting control over the Company as to all matters that may be submitted for shareholder approval. If any or all of such conditions are not satisfied, or if any or all of the other events set forth in "Section 14. Certain Conditions of the Offer" shall have occurred prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders or (ii) waive or reduce the Minimum Condition, or waive or amend any or all other conditions to the Offer to the extent permitted by applicable law and, (iii) subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, or extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

    Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "Section 14. Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depository. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of tendering stockholders to withdraw their Shares. See "Section 4. Withdrawal Rights."

    Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory approval specified in "Section 15. Certain Regulatory and Legal Matters," (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "Section 14. Certain Conditions of the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depository and by making a public announcement thereof. Purchaser acknowledges that (i) Rule 14e-l(c) under the Exchange Act requires Purchaser to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "Section 14. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable rules and regulations (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release to the Dow Jones News Service or a similar wire service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms thereof or the information concerning such tender offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    If, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    As of the date of this Offer to Purchase, any rights regarding voting the common stock are evidenced by the Share Certificates evidencing the Shares. Accordingly, by tendering a Share Certificate evidencing Shares, a stockholder is automatically tendering all voting rights.

    A request is being made to the Company for use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase, the related Letter of Transmittal and other relevant materials may be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay via issuance of a promissory note for the payment of $1.25 in one year from the Expiration Date for all Shares validly tendered prior to the Expiration Date, and not theretofore withdrawn in accordance with "Section 4. Withdrawal Rights" of this Offer to Purchase, promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in "Section 14. Certain Conditions of the Offer" of this Offer to Purchase.

    Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "Section 15. Certain Regulatory and Legal Matters" or in order to comply in whole or in part with applicable laws. Any such delay will be effected in compliance with Rule 14e-l(c) under the Exchange Act (which requires a bidder to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of (i) the Share Certificates and timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depository's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3. Procedure for Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, an Agent's Message (as defined below) in the case of a book-entry transfer (as defined below) and (iii) any other documents required under the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depository and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by issuance of a promissory note by Purchaser to the tendering shareholder. On the due date of payment under the promissory note, the Purchaser shall deposit all cash monies to be paid in a bank or trust company which shall be responsible for transferring the monies to the shareholders who had tendered shares and whose tenders had been accepted. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered or accepted for payment, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedure for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

    VALID TENDER OF SHARES AND RIGHTS. Except as set forth below, in order for Shares and (prior to the Distribution Date) Rights to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and (prior to the Distribution Date)any other documents required by the Letter of Transmittal, must be received by the Depository at one of its addresses set forth on this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depository, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depository, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depository will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depository's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depository at one of its addresses set forth on the this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITORY.

    SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate, if applicable, is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate, is not accepted for payment or not tendered, is to be returned, to a person other than the registered holder(s), then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificates, with the signature(s) on such certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available (including, if the Distribution Date has occurred) or such stockholder cannot deliver all required documents to the Depository prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depository as provided below; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depository within three Nasdaq National Market trading days of the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depository and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of the Share Certificates, evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, any dealer manager, the Depository, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares (including any associated rights) tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the federal income tax laws, unless an exception applies under the applicable rules and regulations, the Depository or the banking and/or trust institution which will disburse the cash payment referenced in the promissory note will be required to withhold 31% of the amount of any payments made to stockholders pursuant to the Offer. To prevent backup federal income tax withholding with respect to the payment of the Offer Price for Shares purchased pursuant to the Offer, each tendering stockholder must generally provide the Depository with his or her correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See "Section 5. Certain United States Federal Income Tax Consequences" of this Offer to Purchase and Instruction 8 to the Letter of Transmittal. If the stockholder is a nonresident alien or foreign entity not subject to back-up withholding, the stockholder must give the Depository a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

4. WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time in the time period provide by Section 14(d)(5) of the Exchange Act. A withdrawal of Shares will also constitute a withdrawal of any rights associated with the Shares. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depository may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights." Any such delay will be by an extension of the Offer to the extent required by applicable rules and regulations.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depository at one of its addresses set forth in this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "Section 3. Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Dealer Manager, the Depository, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Section 3. Procedure for Tendering Shares."

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion, subject to the limitations set forth herein, describes the material Federal income tax consequences of the Offer to holders of Shares who hold their Shares as capital assets and for cash pursuant to the Offer. The tax consequences to a specific stockholder may vary depending upon such stockholder's particular tax situation, and the discussion set forth below may not apply to certain categories of holders of Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign stockholders, securities dealers, broker-dealers, insurance companies, financial institutions, tax-exempt entities and stockholders who acquired their Shares pursuant to an exercise of an employee stock option or otherwise as compensation or who hold restricted stock. The discussion is based on the Code as in effect on the date of this Offer to Purchase, as well as the rules and regulations thereunder, existing administrative interpretations and court decisions currently in effect, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations and does not address state, local or foreign tax laws. No ruling will be requested from the Internal Revenue Service (the "IRS") regarding the tax consequences of the Offer and thus there can be no assurance that the IRS will agree with the discussion set forth below.

    The receipt of cash pursuant to the Offer will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer, as the case may be.

    If Shares are held by a noncorporate stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which would be subject to tax at ordinary income rates if the Shares were held for one year or less and at a maximum tax rate of 20% if held for more than one year.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "Section 3. Procedure for Tendering Shares."

    If backup withholding applies to a stockholder, the Depository is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.


    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO CERTAIN CATEGORIES OF HOLDERS OF SHARES SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN HOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION, OR WHO HOLD RESTRICTED STOCK. STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER, INCLUDING ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE OFFER.

6. PRICE RANGE OF SHARES

    According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (the "Company Form 10-K"), the Shares are listed and trade on the Nasdaq National Market under the symbol "RIDE." The following table sets forth for the quarterly fiscal periods

QUARTER ENDED              1996                      1997                               1998
-------------              ----                      ----                               ----
                           HIGH             LOW      HIGH              LOW              HIGH              LOW
                           ----             ---      ----              ---              ----              ---
3/31                       33.50            13.8     7.12              3.12             2.87              1.87

6/30                       14.18            10.3     5.12              3.37             2.56              1.50

9/30                       13.37            9.2      3.93              2.81             1.75              .813

12/31                      12.43            5.8      3.18              1.78             1.31              .500

On April 1, 1999, the last full trading day prior to the date of the Completion of this document, the closing price of the stock was $.906 HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

    The information concerning the Company contained in this Offer to Purchase, including financial information has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Purchaser assumes no responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser.

    GENERAL. According to the Company Form 10-K, the Company is a Washington corporation with its principal executive offices located at 8160 304th Avenue Southeast, Preston, Washington 98050. According to the Company Form 10-K, the Company designs, manufactures and markets contemporary sporting goods equipment and apparel for snowboard and wakeboard consumers

    FINANCIAL INFORMATION. Set forth below is selected consolidated financial data with respect to the Company excerpted or derived in part from the audited financial statements contained in the Company Form 10-K and from the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q in each case filed by the Company with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. For the periods covered by such reports, the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.
                                   RIDE, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)



                                                          THREE MONTHS ENDED
                                                              DECEMBER 31,
-------------------------------------------------------------------------------
                                                          1998         1997
STATEMENT OF OPERATIONS DATA
Total Saleses......................................   $   16,117  $    10,701

Operating income (loss).............................  $      469  $   (11,899)

Net income (loss)...................................  $      880  $   (12,920)

PER SHARE DATA
Net income (loss) per share--basic..................  $     0.07  $     (1.12)
  (0.31) $     0.87  $     0.81

Net income (loss) per share--diluted................  $     0.05  $     (1.12)
  (0.31) $     0.79  $     0.74

Weighted average number of shares
  outstanding--basic................................      12,779       11,538

Weighted average number of shares
  outstanding--diluted..............................      17,685       11,538


The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

8. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

    GENERAL.

    Purchaser is a newly incorporated Florida corporation which to date has not conducted any business other than in connection with the Offer. The Purchaser's principal offices are located at 3300 PGA Boulevard, Suite 410, Gardens Plaza Office Tower, Palm Beach Gardens, Fl 33410.

    FINANCIAL INFORMATION.

    Schedule 14D-1 requires that where a bidder is other than a natural person and the bidder's financial condition is material to a decision by a security holder of the subject company, current and adequate financial information should be provided concerning the bidder. The bidder is a newly formed corporation which was formed by David J. Feingold, Esq. To date the bidder has had absolutely no revenues or assets other than securities that the bidder has purchased in the open market regarding this tender offer. The source of those funds used for open market purchases have been from David J. Feingold, Esq. and/or his affiliates. The bidder presently has access to funds and funding sources which are anticipated to assist the bidder in making its purchases of stock in the open market and for which leads the bidder to believe that it would be able to finance the acquisition of shares proposed in this tender offer. There is no guarantee that such funding will take place and the proposed selling shareholder is cautioned that this transaction involves a high degree of risk to the shareholder.

    OTHER INFORMATION.  Except as described in this Offer to Purchase and in
Schedule II hereto, (i) Purchaser nor, to the knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) Purchaser nor, to the knowledge of Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as otherwise described in this Offer to Purchase, Purchaser nor, to the knowledge of Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since December 31, 1994, Purchaser nor, to the knowledge of Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the applicable rules and regulations of the Commission. Except as set forth in this Offer to Purchase, since December 31,1994, there have been no contacts, negotiations or transactions between Purchaser or any of their respective subsidiaries or, to the knowledge of Purchaser, any of the persons listed in Schedule I hereto on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser to purchase all of the Shares related to the Offer and to pay fees and expenses related to the Offer is estimated to be approximately $9 million. Purchaser intends to obtain all funds needed for the Offer through a capital contribution from the President and Chairman of the Purchaser as well as loans and/or funds from individuals and entities with whom the Purchaser has contacted or intends to contact. As of the date of this Offer, the Purchaser believes that it can raise all monies necessary to complete this tender offer, however, no guaranties can be made as to the funding for this transaction until a response from this tender offer and any potential amendment to this tender offer has been made.

     No final decisions have been made concerning the method Purchaser will employ to repay any borrowings incurred to consummate the Offer. These decisions, when made, will be based on Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates, stock market and financial and other economic conditions. Furthermore, of course, there can be no assurance that Purchaser will be able to utilize any one or more financing options or as to the amount that will be available under any of them.

10. BACKGROUND OF THE OFFER

     Minotaur Capital, Inc. was formed in March of 1999 for the specific purpose of making a tender offer to the Company. Daivd J. Feingold, who is the President and Chairman of Minotaur has practiced law since 1991 and been involved in the representation of companies and mergers and acquisitions. Mr. Feingold has been an active investor in the stock market and has focused some of his time on the evaluation of under valued companies. Mr. Feingold has evaluated the stock of the Company and decided that Minotaur Capital, Inc. should make this offer.

11. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR THE COMPANY

    PURPOSE. The purpose of the Offer is to acquire control of the Company. The Offer, is intended to be the first step in involvement by Minotaur Capital, Inc. and Mr. Feingold in the operation of the Company. There are presently no plans to replace management of the Company as Minotaur Capital, Inc. would like the opportunity to closely view the operation of the Company from the perspective of its controlling shareholder before making any recommendations regarding management.

    Purchaser stands ready to negotiate the Proposed Acquisition with the Company. Accordingly, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price) at any time.

    PLANS FOR THE COMPANY. If the Company determines to accept the Offer, the Purchaser would like to undertake to provide assistance to the Company in the expansion of its business.

    Except as indicated in this Offer to Purchase, Purchaser has no present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary of the Company, a sale or transfer of a material amount of assets of the Company or any subsidiary of the Company or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company Board or the Company's management. However, upon further involvement and investigation of the operation of the Company, the present intentions of the Purchaser may change.

12. DIVIDENDS AND DISTRIBUTIONS

    If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or
(iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under "Section 14. Certain Conditions of the Offer," Purchaser, in its sole discretion, may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

    If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under "Section 14. Certain Conditions of the Offer," (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depository for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION

    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq National Market and may be delisted from the Nasdaq National Market. The published guidelines of the Nasdaq National Market indicate that the Nasdaq National Market would consider delisting the Shares if, among other things, either (i) the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 750,000, the aggregate market value of the publicly held Shares should fall below $5,000,000, the minimum bid price for Shares should fall below $1 per Share, the net tangible assets of the Company should fall below $4,000,000 or there should be less than two registered and active market makers providing quotations for the Shares, or, alternatively,
(ii) the market capitalization of the Company (or the Company's total assets and total revenue, respectively) should fall below $50,000,000, the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 1,100,000, the aggregate market value of the publicly held Shares should fall below $15,000,000, the minimum bid price for Shares should fall below $5 per Share or there should be less than four registered and active market makers providing quotations for the Shares. If neither of the foregoing standards are met, the Shares would no longer be admitted to quotation on the Nasdaq National Market.

    To the extent the Shares are delisted from the Nasdaq National Market, the market for the Shares could be adversely affected. If the Nasdaq National Market were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for reporting on the National Association of Securities Dealers Automated Quotation System.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time, in its sole discretion, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if (i) any one or more of the Minimum Conditions shall not have been satisfied or (ii) at any time on or after April 6, 1999, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

    (a) there shall have been threatened, instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity,
(i) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, including any such requirements under state law, in addition to those required by federal securities laws, in connection with the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or any other affiliate of Purchaser or the consummation by Purchaser or any other affiliate of Purchaser of any proposed merger or other business combination with the Company, or seeking to obtain material damages in connection therewith; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Purchaser or any of their respective subsidiaries of all or any material portion of the business or assets of the Company, Purchaser or any of their respective subsidiaries, or to compel the Company, Purchaser or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Purchaser or any of their respective subsidiaries; (iii) seeking to impose or confirm limitations on the ability of Purchaser and its subsidiaries, to exercise effectively full rights of ownership of any Shares (including the rights associated with Shares), including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders; (iv) seeking to require divestiture by Purchaser and its subsidiaries, of any Shares; (v) seeking any material diminution in the benefits expected to be derived by Purchaser or any other affiliate of Purchaser as a result of the transactions contemplated by the Offer or any other similar business combination with the Company; (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of Purchaser, might materially adversely affect the Company or Purchaser or any other affiliate of Purchaser or the value of the Shares; or (vii) which otherwise, in the sole judgment of Purchaser, is reasonably likely to materially adversely affect the business, operations (including, without limitation, results of operations), properties (including, without limitation, intangible properties),condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of either the Company or any of its subsidiaries or Purchaser or any of its subsidiaries;

    (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or (ii) the Offer or other business combination by Purchaser or any affiliate of Purchaser with the Company, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act or similar laws to the Offer which, in the sole judgment of Purchaser, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph
(a) above;

    (c) there shall have occurred any change, condition, event or development that, in the sole judgment of Purchaser, is or is reasonably likely to be materially adverse to the business, operations (including, without limitation, results of operations), properties (including, without limitation, intangible properties), condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Company or any of its subsidiaries;

    (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market, (ii) any decline, measured from the close of business on the date of this Offer, in the Standard & Poor's 500 Index by an amount in excess of 15%, (iii) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, currency exchange markets, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the sole judgment of Purchaser, might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on the date of this Offer, a material acceleration or worsening thereof;

    (e) the Company or any of its subsidiaries, joint ventures or partners or other affiliates shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities (other than as aforesaid), (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under option prior to the date of this Offer to Purchase, in accordance with the terms of such options as such terms have been publicly disclosed prior to the date of this Offer to Purchase), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security (including the voting rights), (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that, in the sole judgment of Purchaser, could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to Purchaser, (ix) entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such persons, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase, or (xi) amended or authorized or proposed any amendment to the Company's Articles of Incorporation or Bylaws, or Purchaser shall have become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

    (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of
Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13G on file with the Commission prior to the date of this Offer Purchase, (ii) any such person, entity or group that prior to the date of this Offer to Purchase had filed such a Schedule 13G with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), other than for bona fide arbitrage purposes, (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any subsidiary or significant assets of the Company;

    (g) any required approval, permit, authorization or consent of any governmental authority or agency (including those described or referred to in "Section 15. Certain Legal Matters and Regulatory Approvals") shall not have been obtained on terms satisfactory to Purchaser in its sole discretion;

    (h) Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or Purchaser or any other affiliate of Purchaser shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

    (i) (1) any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or(2) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments, licenses, or agreements is or may be materially adverse to the value of the Shares in the hands of Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the acquisition by Purchaser of control of the Company); or

    (j) Purchaser shall have determined in its sole discretion that any state or federal law applies to the Offer which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

    The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in their reasonable discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN REGULATORY AND LEGAL MATTERS

    Based upon its examination of publicly available information with respect to the Company, Purchaser is not aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, Purchaser contemplates that this approval or action would be sought. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the businesses of the Company, Purchaser or that certain parts of the businesses of the Company or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15. Certain Regulatory and Legal Matters." See "Section 14. Certain Conditions of the Offer."

    STATE TAKEOVER LAWS. Section 2115 of the California General Corporate Law purports to subject certain corporations with specified minimum contacts in California to certain provisions of the CGCL even if that corporation is organized under the laws of a different state. While Purchaser believes that, based upon publicly available information and the past conduct of the Company,
Section 2115 of the CGCL should not operate so as to make such provisions applicable to the Company, Purchaser is in the process of determining whether
Section 2115 of the CGCL operates so as to apply to the Company. See "Section
14. Certain Conditions of the Offer" and "Section 17. Legal Proceedings."

    The Company is incorporated under the laws of the State of Washington and its operations are conducted throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See "Section 14. Certain Conditions of the Offer."

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are not subject to such a requirement.

     APPRAISAL RIGHTS. It is presently believed that holders of Shares do not have appraisal rights as a result of the Offer. However, if there is a legal challenge on such grounds and such appraisal rights would be applicable then such rights might affect the ability of Purchaser to successful complete this Offer and/or cause an extensive delay in this Offer and thereby cause Purchaser to withdrawal this Offer. See Section 14. Certain Conditions of the Offer.

     FOREIGN LAWS. According to publicly available information, the Company may also conduct business in a number of other jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of Shares pursuant to the Offer.

16. FEES AND EXPENSES

    Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     As compensation for acting as Depository in connection with the Offer, BT Alex Brown will receive reasonable and customary compensation for its services in connection with the Offer and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

17. LEGAL PROCEEDINGS

    Presently there are no legal proceedings pending among Purchaser and Company.

18. MISCELLANEOUS

    Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of Regulation 14D under the Exchange Act, Purchaser has filed with the Commission a Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer.
The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Regarding the Company," except that they will not be available at the regional offices of the Commission.

SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

    The following table sets forth the name, current business address, citizenship and present principal occupation or employment and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 3300 PGA Boulevard, Suite 410, Gardens Plaza Office Tower, Palm Beach Gardens, Fl 33410. Unless otherwise indicated, each such person is a citizen of the United States of America and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser.

                                                                     PRESENT PRINCIPAL OCCUPATION AND
           NAME                         TITLE                          FIVE YEAR EMPLOYMENT HISTORY
-----------------------------  ---------------------------  ------------------------------------------------------
David J. Feingold             President and Chief Executive                     Minotaur Capital, Inc.

                                                                                For the past five years Mr.
                                                                                Feingold has also been
                                                                                A member of the law firm
                                                                                Of Feingold & Kam

SCHEDULE II

                             TRANSACTIONS IN SHARES



TRANSACTIONS IN SHARES IN THE PAST 60 DAYS BY PURCHASER
As of April 1, 1999



DATE       SHARES PURCHASED     PURCHASE PRICE
----       ----------------     --------------
3/30/99        10,000        average price $.84


3/31/99        10,000        average price $.86


4/01/99        55,000        average price $.90

    Facsimile copies (with manual signatures) of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depository at one of the addresses set forth below:




                        THE DEPOSITORY FOR THE OFFER IS:

                                  BT ALEX BROWN


BY MAIL:   BT ALEX,BROWN
            PO BOX 515
            Baltimore, MD 21203

            Attention: Minotaur Capital Account/Pete Christofferons

BY HAND:   BT ALEX,BROWN
            210 W. Pennsylvania Ave
            Second Floor
            Towson, MD 21204

            Attention: Minotaur Capital Account/Pete Christofferson

    Any questions or requests for assistance or additional copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to Feingold & Kam, 3300 PGA Blvd. Ste 410, Palm Beach Gardens, Fl 33410, Phone (561)630-6727. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                                      II-1